Exhibit 99.1
(BW)(TX-GE-HEALTHCARE)(GE)(CSU) Capital Senior Living Corporation and GE Healthcare Financial Services Form Second Joint Venture to Make $38.2 Million Acquisition
  Business Editors/Health/Medical Writers
     DALLAS—(BUSINESS WIRE)—Aug. 24, 2006—Capital Senior Living Corporation (NYSE:CSU) and GE Healthcare Financial Services today announced the formation of a new joint venture that has completed a $38.2 million acquisition of three senior housing communities in the metropolitan Indianapolis area.
     The new joint venture, which is owned 15 percent by Capital Senior Living and 85 percent by GE Healthcare Financial Services, represents the second senior housing joint venture acquisition by the two companies and reaffirms their significant commitment to long-term care real estate. Under the venture agreement Capital Senior Living will earn management fees and a return on its minority interest, and may receive additional incentive distributions.
     “We are excited to expand our direct investments in the growing long-term care arena through this second joint venture with Capital Senior Living,” said Thad Wilson, senior vice president of real estate equity for GE Healthcare Financial Services. “We will continue developing innovative, customized financing solutions that help customers meet their evolving business needs.”
     The three communities comprise 300 units of seniors housing, including 198 units of assisted living and 102 units of memory care, and will increase Capital Senior Living’s total resident capacity by approximately 350. Present occupancy is approximately 87 percent.
     “We are pleased to form a second joint venture with GE Healthcare Financial Services,” said James A. Stroud, chairman of Capital Senior Living. “Our joint venture acquisitions enable us to further expand our property portfolio while earning management fees and a substantial return on our investment.”
     In January 2006, Capital Senior Living and GE Healthcare Financial Services announced the formation of a first joint venture to acquire five senior housing communities for a price of $46.85 million. The first joint venture has since closed on all five facilities.
     About Capital Senior Living
     Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
     The Company currently operates 61 senior living communities in 22 states with an aggregate capacity of approximately 9,300 residents, including 37 senior living communities which the Company owns or in which the Company has an ownership interest, 18 leased communities and 6 communities it manages for third parties. In the communities operated by the Company, 77 percent of residents live independently,21 percent of residents require assistance with activities of daily living and 2 percent receive skilled nursing services.
     About GE Healthcare Financial Services
     GE Healthcare Financial Services is a provider of capital, financial solutions, and related services for the global healthcare market. With over $15 billion of capital committed to the healthcare industry, GE Healthcare Financial Services offers a full range of capabilities from equipment financing and real estate financing to working capital lending, vendor programs, and practice acquisition financing. With its knowledge of all aspects of healthcare from hospitals and long-term care facilities to physicians’ practices and life sciences, GE Healthcare Financial Services works with customers to create tailored financial solutions that help them improve their productivity and profitability. For more information, visit www.gehealthcarefinance.com.
     The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securitie and Exchange Commission.
  CONTACT: GE Healthcare Financial Services
Ralph A. Beattie, 972-770-5600
or
Deia Campanelli, 312-441-6169
#####